EXHIBIT 99.1

NEWS                                             EL PASO
For Immediate Release

JOHN WHITMIRE JOINS EL PASO CORPORATION BOARD OF DIRECTORS

HOUSTON, TEXAS, MARCH 13, 2003-El Paso Corporation (NYSE:EP) today announced that John L. Whitmire, chairman of CONSOL Energy, Inc., former chairman and CEO of Union Texas Petroleum Holdings, Inc., and former executive vice president of Worldwide E&P for Phillips Petroleum Company, will join the Board of Directors of El Paso Corporation effective March 17, 2003. The Board of Directors voted unanimously to add Mr. Whitmire to the board.

     "We welcome the addition of another strong independent leader to El Paso's board," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso. "Mr. Whitmire's extensive knowledge of the exploration and production business will further enhance the leadership capacity of our highly qualified board. We are confident that his more than 35 years of experience in the oil and gas industry will bring great value to our world-class natural gas assets."

     "I am pleased to join the board of a company that is taking aggressive steps to address the challenges facing the industry," Mr. Whitmire said. "I look forward to contributing as El Paso executes on its plan to focus on core businesses, reduce expenses, strengthen the balance sheet, and enhance liquidity."

     Mr. Whitmire is currently chairman of CONSOL Energy, Inc. and a member of the boards of GlobalSantaFe and the National Audubon Society. He has served as chairman and CEO of Union Texas Petroleum Holdings, Inc. from 1996 to 1998, and spent over 30 years serving Phillips Petroleum Company in various positions including executive vice president of Worldwide E&P from 1992 to 1996 and vice president of North America E&P from 1988 to 1992. He also served as a member of the Phillips Petroleum Company Board of Directors from 1994 to 1996. Mr. Whitmire graduated from New Mexico State University with a Bachelor of Science in Mechanical Engineering.

     El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified  members  of  the Board of  Directors  and  senior management; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, the successful implementation of the 2003 business plan, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.

Additional Important Information
Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders  will  be  able  to  obtain  El  Paso's   proxy
statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at
(800)     322-2885    Toll-Free    or    by     email     at
proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted herein, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in a Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003.


Contacts
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554